UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549



                                   FORM 8-K

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): December 18, 2003





                               ROTO-ROOTER, INC.



            (Exact name of registrant as specified in its charter)

                   DELAWARE                                 1-8351                         31-0791746
(State or other jurisdiction of incorporation)     (Commission File Number)     (IRS Employer Identification No.)

                    2600 CHEMED CENTER, 255 EAST 5TH STREET
                            CINCINNATI, OHIO 45202
             (Address of principal executive offices) (Zip Code)

                                (513) 762-6900
             (Registrant's telephone number, including area code)


                                NOT APPLICABLE
         (Former name or former address, if changed since last report)

Item 5.     Other Events.

     On December 18, 2003, Roto-Rooter, Inc., a corporation organized under the laws of Delaware ("Roto-Rooter"), entered into an agreement and plan of merger (the "Merger Agreement"), among Roto-Rooter, Marlin Merger Corp., a corporation organized under the laws of Delaware ("Marlin") and a wholly owned indirect subsidiary of Roto-Rooter , and Vitas Healthcare Corporation, a corporation organized under the laws of Delaware ("Vitas"). Roto-Rooter currently owns approximately 37% of the outstanding common shares of Vitas, and holds a warrant providing for the purchase of up to 1,636,000 additional common shares of Vitas at a price of $5.50 per share. Timothy S. O'Toole, a director and executive officer of Roto-Rooter, is also a director of Vitas and serves as Chairman of Vitas' Board of Directors' Audit Committee. A copy of the Merger Agreement is attached hereto as Exhibit 99.2.

     Under the terms of the Merger Agreement:

     (1) Marlin will merge into Vitas (the "Merger"), with Vitas surviving the Merger as an indirect wholly owned Subsidiary of Roto-Rooter; and

     (2) holders of Vitas common stock ("Vitas Common Shares") will receive in the Merger $30.00 per Vitas Common Share in cash. Holders of Vitas Common Shares who dissent from the Merger will have appraisal rights under Delaware law.

     The Merger is a taxable transaction for Vitas' stockholders.

     The aggregate amount of the merger consideration being paid by Roto-Rooter to the holders of Vitas' Common Shares, options and warrants in connection with the Merger is approximately $310 million. Approximately $75 million in existing indebtedness of Vitas is expected to be refinanced in connection with the Merger.

     The consummation of the Merger is subject to several significant conditions, including (i) Roto-Rooter having obtained the financing necessary to consummate the Merger, (ii) the approval of the Merger by the holders of a majority of Vitas' Common Shares and (iii) certain regulatory approvals and other customary closing conditions. The approval of the Merger by the affirmative vote of holders of a majority of the Vitas Common Shares already has been obtained by written consent dated as of December 18, 2003.

     The Merger Agreement provides that a financing termination fee equal to $10,000,000 in cash is payable by Roto-Rooter to Vitas if (i) the Merger Agreement is terminated by either Roto-Rooter or Vitas on or after March 15, 2004, and (ii) at the time of such termination all the conditions to the Merger were satisfied, but Parent's financing condition was not satisfied. Roto-Rooter would be entitled to a refund of all or a portion of the financing termination fee, under certain conditions, if Vitas enters into another


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


Company Takeover Proposal (as defined in the Merger Agreement) within 12 months and such transaction is subsequently consummated.

     Vitas may, under certain circumstances, terminate the Merger Agreement on or prior to January 24, 2004, to accept an unsolicited Superior Company Proposal (as defined in the Merger Agreement). In such a case, a $10,000,000 termination fee would be payable by Vitas to Roto-Rooter upon consummation of such Superior Company Proposal.

     The Merger is expected to be completed before March 15, 2004, although no assurance can be given as to whether or when the Merger will actually be consummated.

     In connection with the Merger, Roto-Rooter entered into a non-competition and consulting agreement with Hugh Westbrook, the current Chairman and Chief Executive Officer of Vitas, which will become effective after the consummation of the Merger. Pursuant to such agreement, Vitas will pay Mr. Westbrook $25 million in exchange for, among other things, his agreement (i) to provide consulting services to Vitas for a term of 7 years and (ii) not to engage in specified activities that are in competition with Vitas for a term of 8 years.

     The text of a press release issued by Roto-Rooter on December 18, 2003 announcing the signing of the Merger Agreement is incorporated by reference herein as Exhibit 99.1.



Item 7.     Exhibits.

Exhibit
No.     Exhibit
-----   --------

99.1    Press release, dated December 19, 2003, issued by Roto-Rooter, Inc.

99.2 Agreement and Plan of Merger, dated as of December 18, 2003, among Roto-Rooter, Inc., Marlin Merger Corp. and Vitas
        Healthcare Corporation.


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



                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                 ROTO-ROOTER, INC.


                                   By:
                                        /s/ Timothy S. O'Toole
                                        -----------------------------------
                                        Name:  Timothy S. O'Toole
                                        Title: Executive Vice President
                                               and Treasurer



Date:  December 19, 2003


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



                               INDEX TO EXHIBITS


Exhibit
No.     Exhibit
-----   --------
99.1    Press release, dated December 19, 2003, issued by Roto-Rooter, Inc.

99.2 Agreement and Plan of Merger, dated as of December 18, 2003, among Roto-Rooter, Inc., Marlin Merger Corp. and Vitas
        Healthcare Corporation.